Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
January 9, 2009
001747.4713
CenterPoint Energy Houston Electric, LLC
1111 Louisiana
Houston, Texas 77002
Ladies and Gentlemen:
          In connection with the issuance by CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (the “Company”), of $500,000,000 aggregate principal amount of its 7.00% General Mortgage Bonds, Series U, due 2014 (the “Bonds”) pursuant to (a) the Registration Statement on Form S-3 (Registration No. 333- 153916-01) (the “Registration Statement”), which was filed by the Company and CenterPoint Energy, Inc. with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus of the Company dated October 9, 2008, as supplemented by the prospectus supplement of the Company relating to the sale of the Bonds dated January 6, 2009 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Bonds are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
          The Bonds are to be issued pursuant to General Mortgage Indenture, dated as of October 10, 2002, as heretofore supplemented and amended (as so supplemented and amended, the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association (successor to JPMorgan Chase Bank), as trustee (the “Trustee”), as supplemented by the Twenty-First Supplemental Indenture thereto, dated as of January 9, 2009 (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Bonds (including the form of Bond) are established by an officer’s certificate pursuant to the Indenture (the “Officer’s Certificate”).
          In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Articles of Conversion of Reliant Energy, Incorporated, the Articles of Organization and the Limited Liability Company Regulations of the Company, each as amended to date; (ii) the Underwriting Agreement, dated January 6, 2009 (the “Underwriting Agreement”), by and among the Company and the Underwriters named in Schedule I thereto (the “Underwriters”), relating to the issuance and sale of the Bonds; (iii) the Registration Statement and the Prospectus; (iv) the Indenture and the Officer’s Certificate; and (v) limited liability company records of the Company as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers and representatives of the Company and of public officials with respect to the accuracy of the material factual matters contained in such

CenterPoint Houston Electric, LLC	-2-	January 9, 2009
certificates. In giving the opinions below, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us was accurate and complete.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Bonds will, when duly executed, issued and delivered by the Company in accordance with the terms of the Indenture, authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and any implied covenants of good faith and fair dealing.
          The opinions set forth above are limited in all respects to matters of the laws of the State of Texas, applicable federal law and the contract law of the State of New York. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.